Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

HERON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2) (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	24,677,419	$4.22	$104,138,708.18	$110.20 per $1,000,000	$11,477.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$104,138,708.18		$11,477.00

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$11,477.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low sale prices of the Registrant’s common stock on September 30, 2022, as reported on the Nasdaq Capital Market.

(3)

With respect to the offering of common stock by the selling stockholders named herein, the proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.

(4)	Calculated pursuant to Rule 457(a) under the Securities Act.